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                                                                     EXHIBIT 5.1




                     [On Godwin & Carlton, P.C. Letterhead]

                                August 22, 1996

Keystone Consolidated Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1740
Dallas, Texas 75240-2697

Ladies and Gentlemen:

         We refer to the registration statement on Form S-4 (the "Registration Statement") filed by Keystone Consolidated Industries, Inc. (the "Company"), a Delaware corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 3,637,000 shares of common stock, par value $1.00 per share, of the Company (the "Keystone Common Stock"), issuable in connection with the merger (the "Merger") of a wholly owned subsidiary of the Company, with and into DeSoto, Inc., ("DeSoto") a Delaware corporation, all as set forth in the Agreement and Plan of Reorganization dated June 26, 1996 between the Company and DeSoto (the "Merger Agreement").

         We have acted as counsel for the Company in connection with the transaction contemplated by the Merger Agreement, in such capacity are familiar with the details of said transaction and have examined such records, documents and questions of law, and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

         Based on the foregoing, we are of the opinion that the Keystone Common Stock to be issued in the Merger will be legally issued, fully paid and nonassessable when (a) the Registration Statement shall have become effective under the Securities Act; and (b) certificates representing such Keystone Common Stock shall have been duly executed, countersigned and registered and duly delivered in accordance with the Merger Agreement.

         We do not find it necessary for purposes of this opinion to cover, and accordingly express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance of Keystone Common Stock in the Merger.

         The opinions herein are limited to the laws of the State of Texas, and we do not express any opinion concerning any laws other than the laws of the State of Texas, the corporate laws of the State of Delaware and the Federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to us included in or made a part of the Registration Statement.


                                        Very truly yours,

                                        GODWIN & CARLTON, P.C.




                                        By: /s/ Godwin & Carlton, P.C.
                                            --------------------------
                                                Godwin & Carlton, P.C.